Exhibit 1.1

                                     FORM OF

                            MANAGING DEALER AGREEMENT

      THIS AGREEMENT, dated as of ___________, 2002, is made by and between Sandalwood Lodging Investment Corporation, a Maryland corporation (the "Company"); and Emerald Bay Capital Management, LLC, a Delaware limited liability company (the "Managing Dealer").

      WHEREAS, the Company proposes to offer and sell up to an aggregate of 11,752,688 shares of common stock in the Company (the "Shares") to the public pursuant to a public offering (the "Offering");

      WHEREAS, the Managing Dealer has made application to and, prior to any offers or sales of Shares, will be registered with, the National Association of Securities Dealers, Inc. ("NASD") as a broker-dealer, and is presently or, prior to any offers or sales of Shares, will be licensed in all fifty states and the District of Columbia, as a broker-dealer qualified to offer and sell to the public securities of the type represented by the Shares; and

      WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to sell the Shares, and the Managing Dealer is willing and desires to serve as the managing dealer for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Managing Dealer agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

      Whenever used in this Agreement, the following terms shall have the following specified meanings.

      1.1 "Company" means Sandalwood Lodging Investment Corporation, a Maryland corporation.

      1.2 "Managing Dealer" means Emerald Bay Capital Management, LLC, a Delaware limited liability company.

      1.3 "NASD" means the National Association of Securities Dealers, Inc.

      1.4 "Offering" means the offering of up to 11,752,688 Shares of the Company to the public pursuant to the terms and conditions of the Registration Statement.

      1.5 "Offering Period" means the period commencing on the effective date of the Registration Statement (the "Effective Date") and ending on the earliest of the following: (i) the later of June 30, 2003 or, at the Company's election, two years after the initial date of the Prospectus; (ii) the acceptance by the Company of subscriptions for 11,752,688 Shares, with up to 1,000,000 of such Shares available to investors who participate in the Company's dividend reinvestment plan; (iii) the termination of the Offering by the Company; (iv) the termination of the effectiveness of the Registration Statement; or (v) the termination of the Company's existence (each, a "Termination Date").


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      1.6 "Prospectus" means the final prospectus included in the Registration
Statement, pursuant to which the Company will offer Shares to the public, as the same may be amended or supplemented from time to time after the effective date of the Registration Statement.

      1.7 "Registration Statement" means the registration statement filed with the SEC on May 24, 2002 (SEC File No. 333-89094) pursuant to which the Company has registered the Shares with the SEC as provided in the Securities Act of 1933, as amended (the "Securities Act"), as such registration statement may be amended or supplemented from time to time.

      1.8 "SEC" means the U.S. Securities and Exchange Commission.

      1.9 "Shares" mean the shares of common stock of the Company, par value $0.10 per share, with a purchase price of $20.00 per share. An aggregate of up to 11,752,688 Shares will be offered pursuant to the Registration Statement.

      1.10 "State Regulatory Authorities" mean the commissions, departments, agencies or other authorities in the fifty states and the District of Columbia which regulate the offer and sale of securities.

      Terms not otherwise defined herein shall have the meaning ascribed to them in the Prospectus.

                                   SECTION 2.
                                   APPOINTMENT

      Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to sell up to 11,752,688 Shares of the Company. The Managing Dealer hereby accepts such appointment.

                                   SECTION 3.
                                 SALE OF SHARES

      3.1 Best Efforts. The Managing Dealer shall use its best efforts during the Offering Period to sell or cause to be sold the Shares in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

      3.2 Telephonic Subscriptions.

      (a) The Managing Dealer may accept telephonic or other oral subscriptions for Shares; provided:

            (i) the registered representative and branch manager of the Managing Dealer shall execute the subscription agreement on behalf of any investor who telephonically or orally subscribes for Shares; (ii) the Managing Dealer shall not charge investors who telephonically or orally subscribe for Shares any additional fees, including but not limited to fees relating to opening an account; and (iii) the Managing Dealer shall not accept telephonic or oral subscriptions for Shares from any investor unless such investor has received a copy of the Company's Prospectus prior to making a decision to invest. The Managing Dealer shall explain to investors in certain states more particularly identified in the Prospectus that:
                  (i) the investor shall have the right to rescind such subscription for a period


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                  of ten (10) days following the receipt of the Confirmation (as hereinafter defined); and (ii) unless the investor rescinds such subscription within the applicable period of time, the investor shall be bound by the subscription agreement. The Managing Dealer shall confirm the receipt of subscriptions for Shares which have been subscribed for by telephone or other oral instructions by written notice to the investor (the "Confirmation"). Such Confirmation shall be mailed to the investor not later than seven (7) days after the date on which the investor's funds are deposited, shall contain a statement that the investor has a right to rescind his subscription, and shall be accompanied by a Prospectus and a Subscriber's Signature Page.

      (b) Notwithstanding anything to the contrary contained in Paragraph 4.3(a) of this Agreement, in the event that the Company pays any commission to the Managing Dealer for sale of one or more Shares pursuant to a telephonic or other oral subscription where representatives of the Managing Dealer execute the subscription agreement relating to such Shares, and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded.

      3.3 Suitability and Minimum Purchase Requirements.

      The Managing Dealer shall comply fully with all the applicable provisions of the NASD's Conduct Rules and the following provisions:

            (i) the Managing Dealer shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Managing Dealer, that (A) each investor to whom the Managing Dealer sells Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Managing Dealer sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom the Managing Dealer sells Shares, and the Managing Dealer shall maintain files disclosing the basis upon which the determination of suitability was made;

            (ii) the Managing Dealer shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

            (iii) the Managing Dealer shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

            (iv) in making the determination set forth in item (iii) above, the Managing Dealer shall evaluate items of compensation, properties, tax aspects, financial stability


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                  and experience of the Advisor, conflicts of interest and risk factors, and any other information deemed pertinent by it; and

            (v) prior to executing a purchase transaction in the Shares, the Managing Dealer shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares.

      3.4 Sales Literature. The Managing Dealer shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.

      3.5 Jurisdictions. The Managing Dealer shall cause Shares to be offered and sold for the account of the Company only in those jurisdictions specified in writing by the Company for whose account Shares are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional states are added. No Shares shall be offered or sold for the account of the Company in any other states.

      3.6 Escrow. All funds received by the Managing Dealer for the sale of Shares shall be deposited in an interest-bearing escrow account established by the Company at U.S. Bank National Association (the "Escrow Agent"), by the close of the first business day following receipt of such funds by the Managing Dealer. Such escrow account shall be denominated "ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF SANDALWOOD LODGING INVESTMENT CORPORATION" Checks may be made payable to either the Escrow Agent or the Company.

                                   SECTION 4.
                                  COMPENSATION

      4.1 Commissions. The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission equal to seven percent (7.0%) of the selling price of each Share for which a sale is completed (the "Selling Commissions"), provided, however, that:

      (a) the Managing Dealer shall waive its Selling Commissions, for which additional shares will be issued at no additional cost, to investors who subscribe on or before June 30, 2003;

      (b) therefore, in connection with the purchase of certain minimum numbers of Shares and minimum investment levels, the amount of Selling Commissions otherwise refundable to the investors pursuant to subsection (a) shall be reflected as follows:

      If an individual investor makes an initial minimum investment of $10,000, the Managing Dealer will waive the Selling Commissions, and credit the investor with 537.6344 shares of common stock of the Company ($10,000 /
      18.60 per Share = 537.6344);

      (c) the Managing Dealer shall not be entitled to Selling Commissions upon the sale of Shares to strategic partners of the Company. Stockholders who elect to participate in the Reinvestment Plan will not be charged Selling Commissions on Shares purchased for their accounts.


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      4.2 Marketing Expense Reimbursement. The Company shall reimburse the
Managing Dealer for expenses incurred in selling and marketing the Shares and for bona fide expenses actually incurred in connection with due diligence activities. This marketing expense reimbursement shall not exceed the greater of $1,000,000 or one and a quarter percent (1.25%) of gross proceeds.

      4.3 Completed Sale.

      (a)   A sale of a Share shall be deemed to be completed under Paragraph
            4.1 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from or, in accordance with Paragraph 3.2, on behalf of an investor; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company.

      (b) The Managing Dealer hereby acknowledges and agrees that (i) the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no Selling Commissions will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected and
            (ii) unless subscriptions for an aggregate of at least $50 million have been received and accepted, no subscriber will be admitted to the Company, and no Selling Commissions will be paid to the Managing Dealer pursuant to Paragraph 4.1 for sales of Shares, even upon subscriptions that initially were accepted.

      4.4 Payment. The Selling Commissions specified in Paragraph 4.1 for the sale of any Share shall be payable in cash by the Company, as specified in Paragraph 4.1, no later than the end of the calendar month in which the investor subscribing for the Share is admitted as a stockholder of the Company. Investors shall first be admitted as shareholders of the Company within thirty (30) days after acceptance by the Company of subscriptions for at least $50 million. Thereafter, investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month in which such subscriptions are accepted. The Company will accept or reject all subscriptions within thirty
(30) days after receipt. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any Selling Commissions to the Managing Dealer for sale of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of Selling Commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

      4.5 Sales Incentives. The Company or its affiliates, including the Advisor, also may provide incentive items for registered representatives of the Managing Dealer, which in no event shall exceed an aggregate of $100 per annum per registered representative. In the event other incentives are provided to registered representatives of the Managing Dealer, they will only be paid in cash and such payments will only be made to the Managing Dealer rather than its registered representatives. Before any such sales incentive program is offered, the Company agrees to obtain prior approval of the terms of such program from the NASD.


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                                   SECTION 5.
                               TERMS OF AGREEMENT

      5.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Paragraph 5.2 or by operation of law or otherwise, shall expire at the end of the Offering Period.

      5.2 Termination. Any party may terminate this agreement at any time and for any reason by giving thirty (30) days prior written notice of intention to terminate to each other party hereto.

      5.3 Obligations Surviving Expiration or Termination.

      (a) In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession that were received from investors for the sale of Shares into the appropriate escrow account specified in Paragraph 3.6 or, if the minimum number of Shares have been sold and accepted by the Company, into such other account as the Company may designate; and
            (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its reasonable efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

      (b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all Selling Commissions to which the Managing Dealer is or becomes entitled under Section 4 at such time or times as such Selling Commissions become payable pursuant to Paragraph 4.3.

                                   SECTION 6.
        COVENANTS, WARRANTIES AND REPRESENTATIONS OF THE MANAGING DEALER

      The Managing Dealer covenants, warrants and represents, during the full term of this Agreement, that:

      (a) it is (i) a limited liability company duly organized and validly existing under the laws of the State of Delaware, (ii) a member of the NASD, and (iii) a broker-dealer registered under the securities laws of all fifty states and the District of Columbia.

      (b) it will use its best efforts to assure that all Shares are offered and sold in accordance with (i) the terms of the Registration Statement, the Prospectus and this Agreement, (ii) the requirements of applicable federal and state securities laws and regulations, and
            (iii) the applicable rules of the NASD, including, without limitation, the NASD's Conduct Rules;

      (c) it will cause the Shares to be offered or sold only in those jurisdictions specified in writing by the Company;


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      (d)   it will not use any offering or selling materials other than materials furnished or previously approved in writing by the Company; and

      (e) it either (i) will not purchase Shares for its own account or (ii) will hold all such Shares for investment.

                                   SECTION 7.
            COVENANTS, WARRANTIES AND REPRESENTATIONS OF THE COMPANY

      The Company covenants, warrants and represents, during the full term of this Agreement, that:

      (a) The Registration Statement and the Prospectus comply in all material respects with the Securities Act and the applicable rules and regulations of the SEC thereunder;

      (b) it will use its best efforts to maintain the effectiveness of the Registration Statement, and will file, or cause to be filed, such amendments to the Registration Statement as may be reasonably necessary for that purpose;

      (c) it will use its best efforts to (i) prevent the issuance of any order by the SEC, any State Regulatory Authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued;

      (d) it will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Managing Dealer may reasonably request for sale of the Shares, which Prospectus shall not contain any untrue statement of a material fact required to be stated therein or omit any material statement necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

      (e) if at any time any event occurs and becomes known to the Company prior to the end of the Offering Period, as a result of which the Registration Statement or Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will effect the preparation of an amended or supplemented Registration Statement or Prospectus which will correct such statement or omission;

      (f) it will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus;

      (g) it will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended;

      (h) it will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company;


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      (i)   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with full power and authority to conduct the business in which it is engaged in as described in the Prospectus. The Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary;

      (j) The Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any shareholder of the Company; and all corporate action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken;

      (k) The Company is not in violation of its Articles of Incorporation ("Articles") or Bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of its properties is bound;

      (l) The Company has filed all federal, state and foreign income tax returns which have been required to be filed on or before the due date (taking into account all extensions of time to file) and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company to the extent that such taxes or assessment have become due;

      (m) There is no action, suit or proceeding pending or, to the best of the knowledge, information and belief of the Company, threatened to which the Company is a party, before or by any court or governmental agency or body;

      (n) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated in or contemplated by the Registration Statement and the Prospectus, (a) there has not been any material adverse change in the condition (financial or otherwise) of the Company or in the earnings, affairs or business prospects of the Company, whether or not arising in the ordinary course of business, and (b) there have not been any material transactions entered into by the Company except in the ordinary course of business;

      (o) The Company does not intend to conduct its business so as to be an "investment company" as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an "investment company" within the meaning of the Investment Company Act;

      (p) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid agreement of the Company enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under the Articles or Bylaws or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which


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            the Company is a party, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, or any of its property, except to the extent that the enforceability of the indemnity provisions contained in Section 9 of this Agreement may be limited under applicable securities law; and no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of this Agreement by the Company, or for the consummation of the transactions contemplated hereby (except such as have been obtained under the Act or as may be required under state securities or "blue sky" laws in connection with the distribution of the Shares);

      (q) The Company is not a party to or bound by any contract or other instrument of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described and filed as required;

      (r) The Company intends to satisfy the requirements of the Internal Revenue Code of 1986 as amended (the "Code") for qualification of the Company as a real estate investment trust; and

      (s) On the Effective Date and at all times subsequent thereto up to the Termination Date, the Prospectus will include disclosure regarding all materially important real properties held or intended to be acquired by the Company required to be disclosed under the Securities Act.

                                   SECTION 8.
                          PAYMENT OF COSTS AND EXPENSES

      8.1 Managing Dealer. The Managing Dealer shall pay all costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company under Paragraph 8.2 below.

      8.2 Company. The Company shall pay all costs and expenses related to:

      (a) the registration of the offer and sale of the Shares with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

      (b) the preparation and printing of the form of subscription agreement to be used in the sale of the Shares;

      (c) the qualification or registration of the Shares under state securities or "blue sky" laws of states where the Shares are to be offered or sold;

      (d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with the NASD;

      (e) any filing fees, and fees and disbursements to counsel, accountants and escrow agents which are in any way related to any of the above items; and


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      (f)   the preparation, printing and filing of all advertising originated by it relating to the sale of Shares.

                                   SECTION 9.
                                 INDEMNIFICATION

      9.1 The Managing Dealer agrees to indemnify, defend and hold harmless the Company from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, (except as specified in Section 9.2), that the Company may incur in connection with the offer or sale of any Shares, by the Managing Dealer pursuant to this Agreement that arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than (a) a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing which was not based on information supplied to the Company by the Managing Dealer; or (b) any such statements or omissions or alleged statements or omissions resulting, directly or indirectly, from the Company's bad faith, gross negligence or willful misconduct; or (ii) the material breach by the Managing Dealer of any of the terms and conditions of this Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended.

      9.2 The Company agrees to indemnify the Managing Dealer from all expenses, including reasonable legal and other expenses, incurred in successfully defending against such claims or liabilities that it may incur in connection with the offer or sale of any Shares by the Managing Dealer pursuant to this Agreement that arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than (a) a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing that was based on information supplied to the Company by the Managing Dealer, or (b) any such statements or omissions or alleged statements or omissions resulting, directly or indirectly, from the Managing Dealer's bad faith, gross negligence or willful misconduct; or (ii) the material breach by the Company of any of the terms and conditions of this Agreement, including, but not limited to, alleged violations of the Securities Act.

                                  SECTION 10.
                                  MISCELLANEOUS

      10.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

            If to the Company:

            Sandalwood Lodging Investment Corporation
            11790 Glen Road
            Potomac, Maryland  20854
            Attention: Douglas H.S. Greene

            If to the Managing Dealer:

            Emerald Bay Capital Management, LLC


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            410 Park Avenue
            Suite 540
            New York, NY 10022
            Attention: Michael Nelson

            Copy to:

            Jonathan Baum
            410 Park Avenue
            Suite 540
            New York, NY 10022

      Any party may change its address specified above by giving each other party notice of such change in accordance with this Paragraph 10.1.

      10.2 Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      10.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer as in association with or in partnership with the Company, and instead, this Agreement only shall constitute the Managing Dealer as a dealer authorized by the Company to sell the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement.

      10.4 No Third Party Beneficiaries. No provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

      10.5 Survival. Paragraph 5.3 and Section 9 and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

      10.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

      10.7 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      10.8 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

      10.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York.


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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        Company:

                                        SANDALWOOD LODGING INVESTMENT
                                        CORPORATION


                                        By: __________________________________
                                        __________________, Managing Director


                                        Managing Dealer:

                                        EMERALD BAY CAPITAL MANAGEMENT,
                                        LLC


                                        By: __________________________________
                                        ____________________, President


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